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April 29, 2004                                                      EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 20, 2004 on our review of interim financial information of Visteon Corporation (the "Company") for the three-month periods ended March 31, 2004 and March 31, 2003, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758,
333-40202, and 333-87794) dated June 21, 2000; June 21; 2000; June 26, 2000; and
May 8, 2002; respectively.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP